UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 11, 2009

SONICWALL, INC.
(Exact name of registrant as specified in its charter)

California	000-27723	77-0270079
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2001 Logic Drive
San Jose, California 5124
(408) 745-9600
(Address, including zip code and telephone number, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02  DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(d) Appointment of New Director

On December 9, 2009, the Board of Directors (the “Board”) of SonicWALL, Inc, (the “Company”) appointed Carl A. Thomsen to serve on the Board, with his term as a director to commence immediately. Mr. Thomsen was also appointed to serve on the Audit Committee of the Board effective immediately.

Mr. Thomsen has served since 2001 on the board of PCTel, a publicly traded company that designs, manufactures and distributes antenna solutions for public safety, wireless broadband, fleet management, network timing and other global positioning applications where he also serves as the chair of the audit committee.

From 1995 to 2007, Mr. Thomsen was Chief Financial Officer and Corporate Secretary for Stratex Networks. From 1983 to 1994,  Mr. Thomsen held various positions within the financial organization of Measurex Corporation, including as its Chief Financial Officer.

Mr. Thomsen holds a Masters Degree in Business Administration from the University of Michigan and a Bachelor of Science Degree in accounting from Valparaiso University and brings to the Board substantial experience in finance as well as corporate governance and compliance.

Mr. Thomsen is not a party to any arrangement or understanding pursuant to which he was appointed as a director, nor is Mr. Thomsen a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K. Mr. Thomsen is an independent director within the meaning of the rules of the Nasdaq Stock Market and related rules and regulations of the Securities and Exchange Commission.

Mr. Thomsen will participate in the Company’s non-employee director compensation arrangements under which he will receive, among other things, an annual cash retainer of $35,000 as a member of the Board, an annual cash retainer of $15,000 as a member of the Audit Committee and an initial stock option grant to purchase 25,000 shares of Company common stock upon his appointment to the Board, such shares to vest fully one (1) year from the date of his appointment to the Board. Mr. Thomsen has also executed the Company’s standard form of Indemnification Agreement.

A copy of the press release issued by the Company announcing Mr. Thomsen’s appointment to the Board is furnished herewith as Exhibit 99.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SonicWALL, Inc.

Date: December 11, 2009	By:	/s/ Robert D. Selvi
Name: Robert D. Selvi
Title : Chief Financial Officer